Exhibit 10.9

INDEMNIFICATION AGREEMENT

THIS AGREEMENT, made on this 11th day of January 2007, by and between Biovest International, Inc. (“Biovest”), a Delaware corporation with a place of business at 324 South Hyde Park Ave., Suite 350, Tampa FL 33606, and Ronald E. Osman, with an address of 1602 West Kimmel Street, P.O. Box 939, Marion, IL 62959, (“Guarantor”) is as follows:

In consideration of Guarantor performing certain services for Biovest, to wit, acting as a Guarantor in connection with the guaranty (the “Guaranty”) of a loan transaction from Pulaski Bank and Trust Company (the “Pulaski Loan”) to Biovest in an aggregate amount of $197,500.00, Biovest hereby indemnifies Guarantor and agrees and undertakes to hold Guarantor harmless from and against any and all claims, losses, actions, causes of actions, and liabilities of any kind, including without limitation attorneys’ fees and costs associated with enforcement of the Guaranty, to the fullest extent permitted by law arising in connection with the guaranty of repayment of the Pulaski Loan, including, but not limited to, any amounts, funds, assets, or collateral advanced or paid by Guarantor in connection with the guaranty of the Pulaski Loan.

This Indemnification shall not become enforceable by Guarantor, and Guarantor shall not attempt to enforce or collect reimbursement, or exercise any rights in respect, of amounts paid by Guarantor on account of, or related to, the Guaranty, unless and until the following conditions are met:

(i) the Guarantor shall have provided written notice to Laurus Master Fund, Ltd. c/o Laurus Capital Management, LLC, 825 Third Avenue, 14th Floor, New York, New York 10022 (or such other address designated by Laurus in writing) of Pulaski Bank and Trust Company’s demand of payment (each, a “Demand”) by the Guarantor under the Guaranty and the payment of such Demand by the Guarantor (each, a “Demand Payment”), (ii) the Guarantor shall have provided to Biovest and Laurus with written notice of its demand for indemnification in respect of the Demand Payment (“Payment and Indemnification Demand Notice”) and (iii) a period of at least one hundred and eighty (180) days shall have elapsed after the receipt by Laurus of the Payment and Indemnification Demand Notice. Guarantor shall only be permitted to provide Biovest and Laurus with one Payment and Indemnification Demand Notice in any three hundred and sixty five (365) day period.

324 S Hyde Park Avenue Suite 350 Tampa, Florida 33606

www.biovest.com t: 813 864 2554 f: 813 258 1621

This Agreement supersedes all prior agreements, written or oral, between the parties hereto (the “Parties”) relating to the subject matter of this Agreement. This Agreement constitutes the final and complete understanding and agreement between the Parties concerning the subject matter hereof and shall be binding on, and inure to the benefit of, the Parties and their respective successors and assigns. This Agreement may only be amended or modified by a further written agreement executed by an authorized representative of each Party hereto.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to constitute one agreement. It is understood and agreed that if facsimile copies of this Agreement bearing facsimile signatures are exchanged between the Parties, such copies shall in all respects have the same weight, force and legal effect and shall be fully as valid, binding, and enforceable as if such signed facsimile copies were original documents bearing original signature.

Biovest International, Inc.

By:	/s/ James A. McNulty
James A. McNulty, CFO & Secretary

Agreed and Acknowledged:

/s/ Ronald E. Osman
Ronald E. Osman

Laurus Master Fund, Ltd.

By:	/s/ Eugene Grin
Name: Title:	Eugene Grin Director

324 S Hyde Park Avenue Suite 350 Tampa, Florida 33606

www.biovest.com t: 813 864 2554 f: 813 258 1621